Exhibit 99.1

FIRST CAPITAL TAKES ANOTHER STEP TOWARDS COMPLETING ITS STRATEGIC TRANSACTION

WITH PRESIDENTIAL REALTY

NEW YORK (March 31, 2017) – First Capital Real Estate Trust Incorporated (“First Capital”), a public non-traded real estate investment trust (“REIT”) incorporated in Maryland, today announced it has entered into a second amendment to the previously announced Interest Contribution Agreement dated December 16, 2016, as amended, with Presidential Realty Corporation (OTC: PDNLA/PDNLB) (“Presidential”), a REIT incorporated in Delaware.

On January 6, 2017, pursuant to the terms of the interest contribution agreement, First Capital (through its operating partnership) contributed to Presidential’s wholly-owned operating partnership (“Presidential OP”) its indirect ownership interests in Avalon Jubilee LLC in exchange for 4,632,000 units of limited partnership interest (“OP Units”) in Presidential OP. OP Units are convertible into a like number of newly issued shares of Presidential Class B common stock. The underlying Avalon Jubilee properties consist of 251 non-contiguous single-family residential lots and a 10,000 square foot clubhouse located within the Jubilee at Los Lunas subdivision in Los Lunas, New Mexico.

On March 31, 2017, in connection with the second amendment, First Capital (through its operating partnership) transferred to a wholly-owned subsidiary of Presidential OP 66% (the “T9 Ownership Interest”) of First Capital’s 92% ownership interest in Township Nine Owner, LLC, which indirectly owns a 63-acre mixed-use development project located in downtown Sacramento, California (the “T9 Property”). The T9 Property is anticipated to include high rise residential, office, hotel and retail properties. In the second amendment, Presidential OP agreed to issue 32,649,000 OP Units to First Capital in exchange for the T9 Ownership Interest. That issuance of OP Units is subject to a hold-back requirement until certain conditions are met. These conditions include a new appraisal of the T9 Ownership Interest and a work out of the mortgage debt secured by the underlying T9 Property. That mortgage debt is currently in default. The number of OP Units ultimately issued if these conditions are satisfied is subject to adjustment based on the new appraisal and the amount of the mortgage debt at that time, and these adjustments could result in a material change in the number of OP Units that are ultimately issued and delivered if the conditions are satisfied. Presidential agreed to endeavor for the next 30 days to obtain an extension or refinancing of the mortgage debt. Certain other conditions to the transaction were waived. If the appraisal and the loan extension/refinancing is not obtained within 180 days, then First Capital and Presidential may within 10 days mutually agree in writing to extend the time to complete the extension/refinancing of the loan, or either First Capital or Presidential may elect to cancel the transfer of the T9 Ownership Interest following 10 days prior written notice to the other party.

The second amendment also provides that Serge Kasarda and Richard Shea, both veterans of BlackRock, will be elected by the Presidential board of directors to fill the two vacancies on the board, subject to board approval, and that Mr. Kasarda will be appointed to lead a new Presidential management team, subject to board approval. In connection with the second amendment, the Presidential board approved a business strategy to seek investments in the healthcare industry.

Serge Kasarda is a 25-year real estate industry veteran and founder and Chief Executive Officer of Seventieth Street Asset Management. Mr. Kasarda founded Seventieth Street in 2008 after leaving BlackRock, where he started the firm’s joint venture equity group before joining its real estate high yield debt group. Prior to his time at Blackrock, Mr. Kasarda was a Senior Vice President at Bank of America responsible for originating transitional real estate loans and working out non-performing loans of acquired banks.

“This transaction is over a year in the making, and we are excited to move forward with this strategic transaction with Presidential, a company with a legacy dating back to 1909,” said Suneet Singal, Chief Executive Officer of First Capital.

For additional information about the second amendment to the Interest Contribution Agreement, please see First Capital’s Current Report on Form 8-K to be filed with the SEC and which will be available at the SEC’s website at www.sec.gov. The second amendment will be filed as an exhibit to that Form 8-K.

About First Capital

First Capital Real Estate Trust Incorporated is a public non-traded REIT based in New York City and founded in 2012. First Capital's portfolio consists of various assets including land development, multifamily development, gas station development, hotels and medical offices.

About Seventieth Street Asset Management

Seventieth Street Asset Management (“SSAM”) provides a range of advisory services to commercial real estate investors and operators including developing investment strategies, optimizing the capital structure, placing capital (senior debt, subordinated debt and joint venture equity), and property analysis. SSAM was founded in 2008 by Serge Kasarda, a 25-year real estate industry veteran with deep knowledge of the debt and equity markets through his investment advisory and commercial banking experience. For more information about SSAM please visit:

http://www.seventiethstreet.com/home.html.

Forward-Looking Statements

This press release contains statements that do not relate to historical facts, but are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements can generally (although not always) be identified by their use of terms and phrases such as anticipate, appear, believe, continue, could, estimate, expect, indicate, intend, may, plan, possible, predict, project, pursue, will, would and other similar terms and phrases, as well as the use of the future tense. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of the business of First Capital or Presidential, as applicable, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of First Capital's control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements in this press release speak only as of the date hereof, and forward-looking statements in documents incorporated by reference speak only as of the date of those documents. Unless otherwise required by law, First Capital undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Examples of forward-looking statements in this release include statements regarding the anticipated development of the T9 Property, Presidential’s efforts to work out the mortgage debt secured by the underlying T9 Property, the election of Serge Kasarda and Richard Shea to fill the vacancies on the Presidential Board and the appointment of Mr. Kasarda to lead a new management team. First Capital also notes that no assurances can be provided that the two conditions to the completion of the transactions contemplated in the second amendment to the Interest Contribution Agreement, as amended, will in fact be satisfied in light of the difficulty of negotiating an acceptable extension or refinancing of the debt secured by the T9 Property and the uncertainties associated in obtaining an appraisal of the T9 Ownership Interest.